EMBREX, INC.
                                  SUBSIDIARIES


Name                                    Jurisdiction of Incorporation
----                                    -----------------------------

Embrex Europe Limited                        United Kingdom
Embrex Sales, Inc.                           North Carolina
Embrex BioTech Trade (Shanghai) Co., Ltd.    People's Republic of China
Inovoject(R) do Brasil Ltda.                 Brazil